Exhibit 99.1

FOR IMMEDIATE RELEASE:

Noland's Q2 earnings flat as sales fall 6%

NEWPORT NEWS, Va., July 24, 2003 Noland Company today reported that a weather-related 6 percent decline in sales led to a flat earnings performance for the second quarter. Net income totaled $2,504,000, or 73 cents per diluted share, compared to the year-earlier quarters $2,505,000, or 71 cents per diluted share.

Chairman Lloyd U. Noland III said record rainfall in May and June in many parts of the company's 13-state territory caused delays in customers' residential and commercial construction projects, reducing demand for the wholesale distribution firm's equipment and supplies. "This had a significant impact on our plumbing sales, which declined nine percent for the quarter," he said.

At the same time, air conditioning sales rose 8 percent in spite of the unseasonably cool and wet weather in the first two months of the quarter, he said, "reflecting a continuation of our recent success in growing this part of our business." Electrical/industrial sales, the smallest product category of Noland's business, declined 22 percent.

Total company sales for the quarter were $122,532,000, compared to the year-earlier periods $129,988,000.

"Certainly we are disappointed in our second-quarter sales performance," said Noland, "but we are pleased with the fact that higher gross profit margins and a continued tight rein on expenses allowed us to nearly equal last year's second-quarter net income."

Operating expenses declined by $556,000, or 2 percent, largely due to reductions in personnel-related costs and to closing several unprofitable branches in 2002. Operating profit declined by $154,000, or 4 percent.

Through the first six months, Noland's sales totaled $232,695,000, 3 percent less than first-half 2002's $239,002,000. Net income totaled $5,924,000, or $1.70 per diluted share, nearly double the $3,021,000, or 85 cents per diluted share, in the first six months of 2002. Gains from the sale of property produced $2,347,000 of the $2,903,000 increase in net income.

"On a same-store basis, our traditional branches actually achieved a slight increase in sales in the first half," said Noland. "This suggests that we are competing effectively under difficult conditions. If the weather cooperates, the strong housing construction market should provide us with sufficient opportunity to improve sales results in the second half."

Noland operates 98 branches in 13 states, and distributes products in the plumbing, HVAC, water systems, electrical, and industrial fields. The company's stock is traded on NASDAQ's

SmallCap Market. Its trading symbol is NOLD.

UNAUDITED FINANCIAL HIGHLIGHTS
For the Three Months
Ended June 30	2003	2002
Merchandise Sales(1)	$122,532,036	$129,988,375
Net Income(2)	$2,504,271	$2,504,977
Basic Earnings Per Share(3)	$.73	$.71
Diluted Earnings Per Share(4)	$.73	$.71

For the Six Months
Ended June 30	2003	2002
Merchandise Sales(1)	$232,694,643	$239,001,975
Net Income(2)	$5,924,489	$3,021,244
Basic Earnings Per Share(5)	$1.72	$.86
Diluted Earnings Per Share(6)	$1.70	$.85

(1) Beginning in the first quarter of 2003, the company classified cash discounts allowed on customer payments as a reduction of sales. Prior to that, these amounts were included in other income. Accordingly, merchandise sales for the three months and six months ended June 30, 2002, reflect this reclassification.

(2) Net income was impacted in 2003 by noncash pension charges, net of tax, of $32,000 (1 cent per share) and $65,000 (2 cents per share) for 2003's second quarter and first six months, respectively; and in 2002 by noncash pension credits, net of tax, of $205,000 (6 cents per share) and $409,000 (12 cents per share) for the comparable 2002 periods.

(3) Based on 3,422,360 shares outstanding in 2003 and 3,517,116 shares outstanding in 2002.

(4) Based on 3,451,719 shares outstanding in 2003 and 3,551,097 shares outstanding In 2002.

(5) Based on 3,453,843 shares outstanding in 2003 and 3,519,352 shares outstanding in 2002.

(6) Based on 3,485,671 shares outstanding in 2003 and 3,553,546 shares outstanding in 2002.

Note: Included in this news release are forward-looking management comments and other statements which reflect management's current outlook for the future. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the statements. Such risks and uncertainties include, but are not limited to, general business and economic conditions, climatic conditions, competitive pricing pressures, and product availability.